The Gehl Savings Plan is amended in the following respects:

     1. Section 1.01(k) is amended by the addition of the following at the end thereof:

          A "leased employee" for this purpose is any person (other than a common law employee of the Company) who, pursuant to an agreement between the Company and any other person, has performed services for the Company (or for the Company and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, if such services are performed under the primary direction of or control by the Company.

     2. Section 3.02(a) is amended by the addition of the following at the end thereof:

          The maximum Deposits rate shall be 15% (8% for highly compensated employees as defined in Section 3.10) until March 31, 2002, at which time the 15% maximum rate shall increase to 50%; either or both such rates may be amended by the Administrator.

     3.   Article III is amended by the addition of the following new Section
          3.10 to read as follows:

          Section 3.10. Highly Compensated Employee. For purposes of Sections
          3.08 and 3.09, "highly compensated employee" means an employee who satisfies either of the following conditions:

          (i) The employee was at any time during the current or immediately preceding Plan Year a five percent (5%) owner within the meaning of Code Sections 414(q) and 416(i), including deemed ownership resulting from application of the constructive ownership rules of Code Section 318; or

          (ii) The employee received "compensation" during the preceding Plan Year from the Company or any affiliate of the Company under Code Sections 414(b), (c), (m) or (o) that, in the aggregate, exceeded $80,000 as indexed in accordance with Code Section 414(q) for cost-of-living adjustments. For purposes of determining whether an employee is a highly compensated employee, "compensation" shall have the same meaning as in Section 5.06.

     4. Section 5.06 is amended by the addition of the following after the second sentence thereof:

          For this purpose, "compensation" shall mean compensation as determined pursuant to Treasury Regulations section 1.415-2(d)(11)(i), increased by any salary reductions pursuant to Code Section 125, 132(f), and 402(e)(3).

     5.   Section 12.11(ii) is amended to refer to Sections 3.08, 3.09 and 3.10.

     6. Section 12.11 is further amended by the addition of the following at the end thereof:

          The definition of "compensation" in Section 5.06 shall apply retroactively from and after January 1, 1998 (January 1, 2000 with respect to Code Section 132(f)). For purposes of distributions between January 1, 1999 and December 31, 2001, "any hardship distribution" in
          Section 6.05(b) shall be read "any hardship distribution as described in Code Section 401(k)(2)(B)(I)(IV) which is attributable to the Participant's elective contributions under Treasury Regulation 1.401(k)-1(d)(2)(ii)".